Exhibit 2.1

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

KYN THERAPEUTICS INC.,

ARRYS MERGER SUB, INC.,

ARRYS THERAPEUTICS, INC.

AND

ORBIMED PRIVATE INVESTMENTS VI, LP

AS STOCKHOLDER REPRESENTATIVE

i

3.7	Capitalization	20
3.8	Parent Tax Matters	21
3.9	Property	23
3.10	Parent Intellectual Property	23
3.11	Fees and Expenses	24
3.12	No Changes	24
3.13	Parent Interested Person Transactions	24
3.14	Governmental Authorization	24
3.15	Litigation	25
3.16	Compliance with Laws	25
3.17	Employee Benefit Plans and Compensation	25
3.18	Data Privacy	26

ARTICLE 4 CONDUCT PRIOR TO THE EFFECTIVE TIME		26

4.1	Conduct of Business of the Company and Business of Parent	26

ARTICLE 5 ADDITIONAL AGREEMENTS		27

5.1	Stockholder Matters	27
5.2	Access to Information	28
5.3	Expenses	28
5.4	Public Disclosure	28
5.5	Commercially Reasonable Efforts	28
5.6	Notification of Certain Matters	28
5.7	Additional Documents and Further Assurances	29
5.8	Spreadsheets	29
5.9	Transfer Taxes	29
5.10	Tax-Free Reorganization	29
5.11	Indemnification of Company Directors and Officers	30
5.12	Confidentiality	31

ARTICLE 6 CONDITIONS TO THE MERGER		32

6.1	Conditions to the Obligations of Each Party to Effect the Merger	32
6.2	Additional Conditions to the Obligations of Parent and the Merger Sub	32
6.3	Additional Conditions to the Obligations of the Company	35

ARTICLE 7 TERMINATION, AMENDMENT AND WAIVER		36

7.1	Termination	36
7.2	Effect of Termination	37
7.3	Amendment	38
7.4	Extension; Waiver	38

ARTICLE 8 GENERAL PROVISIONS		38

8.1	Survival of Warranties	38
8.2	Notices	38
8.3	Interpretation	39
8.4	Counterparts	40
8.5	Entire Agreement; Assignment	40
8.6	Severability	40

8.7	Other Remedies	40
8.8	Governing Law; Jurisdiction; Venue	40
8.9	Rules of Construction	41
8.10	Specific Performance	41
8.11	Attorneys’ Fees	41
8.12	Waiver of Conflicts	41
8.13	WAIVER OF JURY TRIAL	41

ARTICLE 9 DEFINITIONS		41

INDEX OF EXHIBITS AND SCHEDULES

Exhibit	Description

Exhibit A	Form of Written Consent of Stockholders
Exhibit B	Form of Stockholder Joinder Agreement
Exhibit C	Form of Certificate of Merger
Exhibit D	Amended and Restated Certificate of Incorporation of Parent

Schedule	Description

1.6	Parent Stock
6.2(e)	Mandatory Third-Party Consents
6.2(f)	Agreements to be Terminated
6.2(g)	Agreements to be Amended

Company Schedule of Exceptions
Parent Schedule of Exceptions

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of December 18, 2018 by and among Kyn Therapeutics Inc., a Delaware corporation (“Parent”), Arrys Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Arrys Therapeutics, Inc., a Delaware corporation (such corporation and any predecessor entity thereto, the “Company”), and OrbiMed Private Investments VI, LP, a Delaware Limited Partnership, acting solely in its capacity as the representative of the Company Stockholders and only for the purposes provided herein and for no other purpose (the “Stockholder Representative”). Certain capitalized terms used but not otherwise defined herein are defined in Article 9 hereof.

RECITALS

A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and Delaware Law (as defined in Section 1.1 below). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of Parent.

B. The parties intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g), and to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder.

C. The board of directors of Parent (i) has determined that the Merger and the transactions contemplated by this Agreement are fair to, and in the best interests of, Parent and the Parent Stockholders, (ii) has deemed advisable and approved this Agreement, the Merger, and other actions contemplated by this Agreement, and (iii) has determined to recommend that the Parent Stockholders vote to approve the this Merger and the transactions contemplated hereunder.

D. The board of directors of the Company (i) has determined that the Merger and the transactions contemplated by this Agreement are fair to, and in the best interests of, the Company and the Company Stockholders, (ii) has deemed advisable and approved this Agreement, the Merger, and other actions contemplated by this Agreement, and (iii) has determined to recommend that the Company Stockholders vote to approve the this Merger and the transactions contemplated hereunder.

E. The board of directors of Merger Sub (i) has determined that the Merger and the transactions contemplated by this Agreement are fair to, and in the best interests of, Merger Sub and its sole stockholder, (ii) has deemed advisable and approved this Agreement, the Merger, and other actions contemplated by this Agreement, and (iii) has determined to recommend that the sole stockholder of Merger Sub vote to adopt this Agreement and thereby approve the Merger and the transactions contemplated hereunder.

F. Pursuant to the Merger, among other things, (i) all of the issued and outstanding shares of Company Capital Stock shall be terminated and converted into the right to receive the consideration set forth herein, (ii) all Company Options shall be terminated and options to purchase Parent Common Stock substituted therefor and (iii) any other rights to acquire Company Capital Stock shall be automatically terminated for no consideration.

G. As an inducement to the willingness of Parent and the Merger Sub to enter into this Agreement (but not pursuant to any prior agreement with the Company, Merger Sub or Parent), holders of at least ninety-nine percent (99%) of the outstanding shares of Company Capital Stock have indicated that they expect to deliver, following the approval and adoption of this Agreement by the board of directors of the Company and within twenty-four (24) hour(s) following execution and delivery of this Agreement, (x) their irrevocable approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby pursuant to a written consent in the form attached hereto as Exhibit A (the “Stockholder Consent”) and (y) a specified undertaking, representations, warranties, releases and waivers, and a joinder, appointment, confidentiality agreement, release and waiver in the form attached hereto as Exhibit B (the “Stockholder Joinder Agreement”), each signed and dated as of the date hereof, pursuant to and in accordance with the applicable provisions of Delaware Law and the Company Charter Documents.

H. The Company, on the one hand, and Parent and the Merger Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE 1

THE MERGER

1.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement, and applicable provisions of the General Corporation Law of the State of Delaware (“Delaware Law”), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The surviving corporation after the Merger is sometimes referred to herein as the “Surviving Corporation.”

1.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 7.1 hereof, the closing of the Merger (the “Closing”) will take place as promptly as practicable after the execution and delivery of this Agreement by the parties hereto, but no later than two (2) Business Days following satisfaction or waiver of the conditions set forth in Article VI hereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions). The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date”. On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger, in substantially the form attached hereto as Exhibit C (the “Certificate of Merger”), with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of Delaware Law (the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware (or such other time as agreed to in writing by Parent and the Company and specified in the Certificate of Merger) shall be referred to herein as the “Effective Time”).

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, except as otherwise agreed pursuant to the terms of this Agreement, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and the Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Certificate of Incorporation and Bylaws.

(a) Unless otherwise determined by Parent prior to the Effective Time, the certificate of incorporation of the Surviving Corporation at and as of the Effective Time shall be amended to conform to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such certificate of incorporation; provided, however, that at the Effective Time, Article I of such certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Arrys Therapeutics, Inc.”

(b) Unless otherwise determined by Parent, immediately following the Effective Time, the board of directors of the Surviving Corporation shall adopt the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, to be its bylaws until amended in accordance with the provisions thereof and applicable Law. Notwithstanding the foregoing, the name of the Surviving Corporation shall still be Arrys Therapeutics, Inc.

1.5 Directors and Officers.

(a) Directors. Unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of Delaware Law, the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected and qualified, or until their earlier resignation or removal.

(b) Officers. Unless otherwise determined by Parent prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation.

1.6 Effect of Merger on the Securities of the Company.

(a) Effect on Capital Stock of the Company. At and as of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company, the holders of shares of Company Capital Stock or any other Person, upon the terms and subject to the conditions set forth in this Section 1.6:

(i) Conversion of Company Series A Preferred Stock. Each outstanding share of Company Series A Preferred Stock (other than any Dissenting Shares) shall be cancelled and extinguished and be converted automatically into the right to receive (following the surrender of the certificate representing such share of Company Series A Preferred Stock in accordance with Section 1.8 or delivery of an affidavit of loss and indemnity as provided in Section 1.10) a number of shares of Parent Series A-1 Preferred Stock equal to 1.5801 (the “Exchange Ratio”) (with the aggregate number of shares of Parent Series A-1 Preferred Stock rounded down to a whole number of shares on a holder-by-holder basis) as set forth on Schedule 1.6 hereto.

(ii) Conversion of Company Common Stock. Subject to Section 1.6(c), each outstanding share of Company Common Stock (other than any Dissenting Shares) shall be cancelled and extinguished and be converted automatically into the right to receive (following the surrender of the certificate representing such share of Company Common Stock in accordance with Section 1.8 or delivery of an affidavit of loss and indemnity as provided in Section 1.10) a number of shares of Parent Common Stock equal to the Exchange Ratio (with the aggregate number of shares of Company Common Stock rounded down to a whole number of shares on a holder-by-holder basis) as set forth on Schedule 1.6 hereto.

(b) Treatment of Company Options.

(i) At the Effective Time, by virtue of the Merger, without any action on the part of any party hereto or any holder thereof, each Company Option (whether or not then vested or exercisable) outstanding immediately prior to the Effective Time, shall be substituted and exchanged at the Effective Time for an option denominated in shares of Parent Common Stock, and the (i) the number of shares of Parent Common Stock subject to each such option shall be determined by multiplying the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time by the Exchange Ratio (with the aggregate number of shares subject to an option of Parent rounded down to the nearest whole number of shares on a grant-by-grant basis) as set forth on Schedule 1.6 hereto and (ii) the exercise or purchase price per share of Parent Common Stock shall equal the quotient of the exercise price of such Company Option divided by the Exchange Ratio, rounded up to the nearest whole cent. The assumption and adjustment of the Company Options in accordance with this Section 1.6(b)(i) shall be done in a manner compliant with the requirements of Sections 424 and 409A of the Code and (ii) shall preserve the compensation element of each Company Option as of the Effective Time.

(ii) Each substituted and exchanged Company Option shall be deemed vested immediately following the Effective Time as to the same percentage of the total number of shares subject thereto as it was vested immediately prior to the Effective Time, and no acceleration of vesting shall occur as a result of the Merger. Prior to the Closing, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Options for which shares of Parent Common Stock are required to be reserved for issuance. Prior to the Closing, the Company shall take all actions necessary in order to effect the provisions of this Section 1.6(b), including, without limitation, seeking all necessary approvals, obtaining waivers of acceleration that may result from the Merger under any award of Company Options and providing any notice required under the terms of the applicable stock option plans or agreements. As soon as reasonably practicable after the Effective Time, Parent shall deliver to such holder of Company Options a new stock option award agreement on Parent’s standard form option agreement; it being acknowledged and agreed, however, that the vesting schedule shall be consistent with the existing option agreement to which such Company Options are subject.

(c) Certain Matters. No share of Company Capital Stock (other than Dissenting Shares) or Company Options shall be deemed to be outstanding or to have any rights other than those set forth in Section 1.6 hereof after the Effective Time. Parent shall be entitled to rely on the Spreadsheet in making distributions to Company Stockholders pursuant to Section 1.8(b) and in granting options to purchase Parent Common Stock to holders of Company Options.

(d) Withholding Taxes. The Company, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Capital Stock or Company Options such amounts as may be required to be deducted or withheld therefrom under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Persons in respect of whom such deduction and withholding were made.

(e) Capital Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares of common stock of Merger Sub shall thereafter evidence ownership of such shares of common stock of the Surviving Corporation.

1.7 Dissenting Shares.

(a) Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has properly demanded and perfected appraisal rights for such holder’s shares under Delaware Law and who, as of the Effective Time, has not effectively withdrawn or lost such holder’s appraisal rights under Delaware Law (“Dissenting Shares”) shall not be converted into or represent a right to receive the consideration for Company Capital Stock set forth in Section 1.6(a) hereof, but the holder thereof shall only be entitled to such rights as are provided by Delaware Law. Parent shall be entitled to retain any such consideration not paid on account of such Dissenting Shares pending resolution of the claims of the holders thereof, and the Non-Dissenting Stockholders shall not be entitled to any portion thereof.

(b) Notwithstanding the provisions of Section 1.7(a) hereof, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under Delaware Law, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock, as applicable, set forth in Section 1.6(a) hereof, without interest thereon, and subject to the provisions of Section 1.8, upon surrender of the certificate representing such shares.

(c) The Company shall give Parent (i) prompt notice of any written notice of intent to demand appraisal under Delaware Law or other applicable Law or demand for appraisal under Delaware Law or other applicable Law received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to such notices or demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any such notices or demands or offer to settle or settle any such notices or demands without Parent’s prior written consent.

1.8 Mechanics of Exchange.

(a) Parent to Provide Shares. From and after the Effective Time, Parent shall have available certificates evidencing the Merger Shares issuable pursuant to Section 1.6(a).

(b) Exchange Procedures. Following the Closing, each Company Stockholder shall surrender the certificates representing shares of Company Capital Stock (the “Certificates”) (or an affidavit of loss and indemnity as provided in Section 1.10) in exchange for certificates representing the Merger Shares issuable to such Company Stockholder pursuant to Section 1.6(a) and Section 1.6(c). Upon surrender of a Certificate for cancellation (or an affidavit of loss and indemnity as provided in Section 1.10) to Parent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate or certificates representing the number of Merger Shares to which such holder is then entitled in accordance with Section 1.6(a) and Section 1.6(c), and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the number of Merger Shares into which such shares of Company Capital Stock shall have been so converted, subject to the terms and conditions hereof.

(c) Transfers of Ownership. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of Company Capital Stock that was outstanding prior to the Effective Time.

(d) No Liability. Notwithstanding anything to the contrary in this Section 1.8, neither the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Company Capital Stock or any other Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any merger consideration or other amounts remaining unclaimed by Company Stockholders three (3) years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity) shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any Liens.

(e) Transfers of Ownership. If any certificate for Merger Shares is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for Merger Shares in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable. Any such issuance in a name other than that in which the Certificate surrendered in exchange therefor is registered shall only be made in compliance with applicable federal, state and foreign laws.

1.9 No Further Ownership Rights. The Merger Shares payable for shares of Company Capital Stock in accordance with the terms hereof shall be deemed to be in full satisfaction of all rights pertaining to such shares of Company Capital Stock. After the Effective Time, each Certificate presented to the Surviving Corporation for any reason shall be cancelled and exchanged as provided in this Article 1. No interest shall accrue or be paid on any consideration payable upon the surrender of a Certificate which immediately before the Effective Time represented outstanding (or immediately exercisable for) shares of Company Capital Stock.

1.10 Lost, Stolen or Destroyed Instruments. In the event any Certificates evidencing shares of Company Capital Stock shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment of any consideration with respect to the shares of Company Capital Stock previously represented by such Certificates, require the owner of such lost, stolen or destroyed Certificates to provide an appropriate affidavit with respect to such Certificate.

1.11 Taking of Necessary Action; Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, then the officers and directors of the Surviving Corporation are hereby authorized, empowered and directed in the name of and on behalf of the Company to execute and deliver any and all things and to take such action as is necessary or desirable to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

As of the date hereof and as of the Closing Date, the Company hereby represents and warrants to Parent and the Merger Sub, subject only to such exceptions as are specifically disclosed in the Schedule of Exceptions (each of which disclosures, in order to be effective, shall indicate the Section and, if applicable, the Subsection of this Article 2 to which it relates, unless and only to the extent the relevance to other representations and warranties is readily apparent from the actual text of the disclosures without independent knowledge on the part of the reader regarding the disclosures) delivered by the Company to Parent (the “Company Schedule of Exceptions”) concurrently with the execution and delivery of this Agreement as to the matters specified in this Article 2:

2.1 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under Delaware Law. The Company has the corporate power to own its properties and to carry on its business as currently conducted. The Company is duly qualified or licensed to do business and in good standing as a foreign corporation (if applicable) in each jurisdiction in which it conducts business, except in those jurisdictions where the failure to be so qualified would not have a Company Material Adverse Effect. The Company has made available to Parent (i) a true and correct copy of its certificate of incorporation and bylaws (collectively, the “Company Charter Documents”), and (ii) a true and correct copy of the minutes of meetings and other actions of the board of directors (or other similar body), including any committees of the board of directors (or other similar body), and the stockholders of the Company in the possession of the Company. Section 2.1 of the Company Schedule of Exceptions lists the directors and officers of the Company. The operations now being conducted by the Company are not now and have never been conducted by the Company under any other name. The Company is not in violation of any of the provisions of the Company Charter Documents.

2.2 Company Capital Structure.

(a) As of the date hereof, the authorized capital stock of the Company consists of 30,000,000 shares of Company Common Stock, par value $0.001 per share, 4,315,068 shares of which are issued and outstanding as of the date of this Agreement and owned of record by the holders and in the amounts set forth on Section 2.2(a)(1) of the Company Schedule of Exceptions, and 21,000,000 shares of Company Series A Preferred Stock, par value $0.001 per share, all of which are designated Series A Preferred Stock, all of which are issued and outstanding as of the date of this Agreement and owned of record by the holders and in the amounts set forth on Section 2.2(a)(2) of the Company Schedule of Exceptions. All shares of Company Series A Preferred Stock are convertible into shares of Company Common Stock on a 1:1 basis. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Company Charter Documents, or any Contract to which the Company is a party or by which it is bound, and have been issued, in all material respects, in compliance with applicable federal, state and foreign Laws. The Company has not repurchased any shares of Company Capital Stock except in compliance in all material respects with all applicable federal, state, foreign and local Laws, including federal, state and foreign securities Laws, and any Contracts applicable thereto. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. Other than as disclosed in the Schedules referred to in this Section 2.2(a), the Company has no capital stock authorized, issued or outstanding. Other than as disclosed in the Schedules referred to in this Section 2.2(a), no vesting provisions applicable to any shares of Company Options or to any other rights to purchase Company Capital Stock will accelerate as a result of the transactions contemplated by this Agreement.

(b) Except for the Company’s 2017 Stock Incentive Plan (the “Plan”), the Company has never adopted or maintained any stock option plan or other plan providing for equity compensation of any Person. The Company has never granted any options to purchase Company Capital Stock or any other type of stock award other than pursuant to the Plan. The Company has reserved 2,054,794 shares of Company Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to the Plan. Of such reserved shares of Company Common Stock, (i) 1,811,892 shares of which are issuable, as of the date hereof, upon the exercise of outstanding, unexercised options granted under the Plan, (ii) no shares of which have been issued, as of the date hereof, upon the exercise of options granted under the Plan, and (iii) no shares have been issued, as of the date hereof, pursuant to restricted stock agreements under the Plan. For each outstanding Company Option or other stock award granted under the Plan or otherwise, Section 2.2(b) of the Company Schedule of Exceptions sets forth, as of the date of this Agreement, the name of the holder of such Company Option or stock award, the domicile address of such holder, the grant date, the vesting commencement date (if different from the grant date), the number and type of shares of Company Capital Stock issuable upon the exercise of such Company Option or stock award, the exercise price of such Company Option or the value at which such stock award was granted, the type of Company Option or stock award (including, in the case of options, whether an option is intended to qualify as an incentive stock option as defined in Section 422 of the Code), the vesting schedule for such Company Option or stock award, including the extent vested to date and to be vested as of the Effective Time (reflecting the passage of time and any acceleration of vesting for such option or stock award that would result upon the consummation of the transactions contemplated by this Agreement and an explanation of any acceleration feature) and special acceleration of vesting, if any, as disclosed in Section 2.2(b) of the Company Schedule of Exceptions. All such Company Options and other stock awards have been issued in compliance in all material respects with all applicable federal, state and foreign Laws and all applicable Contracts. The form(s) of agreement pursuant to which such Company Options have been issued are attached to the Company Schedule of Exceptions as Section 2.2(b)(1). Section 2.2(b) of the Company Schedule of Exceptions also indicates which holders of Company Options have executed which form of agreement as to which of such securities.

(c) Except for the Company Options and other stock awards identified in Section 2.2(b) of the Company Schedule of Exceptions and the conversion rights of the Company Series A Preferred Stock, there are no options, warrants, calls, rights, resolutions, commitments or Contracts of any character, written or oral, to which the Company is a party or by which it is bound, obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or Contract. No event has occurred, and no condition or circumstance exists, that would reasonably be expected to give rise to or provide a reasonable basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of Company Capital Stock or other securities of the Company. There are no outstanding or authorized stock appreciation, stock unit, phantom stock, profit participation or other similar rights with respect to the Company. As a result of the Merger, Parent will be the sole record and beneficial holder of all issued and outstanding shares of Company Capital Stock and all rights to acquire or receive any shares of Company Capital Stock. As of the Effective Time, no former holder of a Company Option will have any rights with respect to such Company Option other than as contemplated by Section 1.6(b) hereof. Except for that certain Voting Agreement listed on Schedule 6.2(f) of the Company Schedule of Exceptions, the Company is not a party to, and as of the date hereof, there are no other voting trusts, proxies, or other Contracts or understandings with respect to the voting stock of the Company.

2.3 No Subsidiaries. The Company does not have, and has never had, any Subsidiaries and does not otherwise own any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity or have any ongoing obligation to purchase any shares of capital stock with respect thereto.

2.4 Authority.

(a) The Company has all requisite corporate power and authority to enter into this Agreement, subject to the adoption of this Agreement by the Company Stockholders under Delaware Law and the Company Charter Documents, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, and, subject to the adoption of this Agreement by the Company Stockholders under Delaware Law and the Company Charter Documents prior to the Effective Time, no further action is required on the part of the Company to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be subject to the Laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of Law governing specific performance, injunctive relief or other equitable remedies.

(b) The board of directors of the Company has unanimously (i) adopted the plan of merger set forth in this Agreement and approved this Agreement, the Merger and the other transactions contemplated by this Agreement; (ii) declared that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company and the Company Stockholders; and (iii) recommended adoption and approval of this Agreement, the Merger and the other transactions contemplated by this Agreement to the Company Stockholders.

2.5 No Conflict. The execution and delivery by the Company of this Agreement, and the consummation of the transactions contemplated hereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation, payment of any benefit, or loss of any benefit (any such event, a “Conflict”) under: (a) any provision of the Company Charter Documents; (b) any written or oral mortgage, indenture, lease, contract, covenant or other agreement, arrangement, instrument or commitment, permit, concession, franchise or license (each a “Contract” and collectively the “Contracts”) to which the Company or any of its properties or assets (whether tangible or intangible) is a party, bound by or, as the case may be, subject; or (c) any Law applicable to the Company or any of its properties (whether tangible or intangible) or assets, except, in case of clauses (b) and (c) where such Conflict would not reasonably be expected to have a Company Material Adverse Effect. As a result of the consummation of the transactions contemplated by this Agreement, the Surviving Corporation will not be prohibited from exercising any of its rights under any Contract (other than any Contract identified on Schedule 6.2(f) required to be terminated hereby), and none of Parent, the Surviving Corporation or any of their respective Subsidiaries will be required to pay any additional amounts or consideration other than ongoing fees, royalties or payments, which the Company would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred.

2.6 Governmental Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission (each, a “Governmental Entity”), is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (a) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a Company Material Adverse Effect, and (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

2.7 Company Financial Statements.

(a) Section 2.7(a) of the Company Schedule of Exceptions sets forth (i) the Company’s unaudited consolidated balance sheet as of October 31, 2018, and the related unaudited consolidated statements of income, cash flows and stockholders’ equity for the ten month period then ended (all of the foregoing financial statements of the Company and any notes thereto are hereinafter collectively referred to as the “Company Financial Statements”). The Company Financial Statements are correct in all material respects. The Company Financial Statements present fairly the Company’s financial condition, operating results and cash flows as of the dates, and for the periods, indicated therein. The Company’s unaudited balance sheet as of October 31, 2018, is referred to hereinafter as the “Current Company Balance Sheet.”

(b) The Company has no Liability except liabilities that (a) have been reflected in the Current Company Balance Sheet (to the extent of such reflection) or disclosed in Section 2.7(b) of the Company Schedule of Exceptions, (b) have arisen in the ordinary course of business consistent with past practices since the date of the Current Company Balance Sheet and are not material to the Company, (c) are Third-Party Expenses or (d) are executory obligations arising in the ordinary course of business under Contracts to which the Company is a party (and not as a result of the breach of any such Contract or otherwise). Section 2.7(b) of the Company Schedule of Exceptions sets forth a complete and accurate list of all Indebtedness of the Company incurred by the Company as of the date of this Agreement.

2.8 No Changes. Since the date of the Current Company Balance Sheet, and except as expressly permitted by Section 4.1 hereof or required by this Agreement following the date of this Agreement, there has or have not been, occurred or arisen any Company Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, will or would reasonably be expected to have or result in a Company Material Adverse Effect.

2.9 Company Tax Matters.

(a) Tax Returns and Audits.

(i) The Company has prepared and timely filed all material federal, state, local and foreign returns, statements, estimates, information statements, documents, forms and reports in respect of Taxes (“Returns”) required to be filed by it, and such Returns are true and correct in all material respects and have been completed in all material respects in accordance with applicable Law. The Company has paid all Taxes it is required to pay (whether or not shown on any Return).

(ii) The Company has complied in all material respects with all applicable Laws relating to the payment, reporting and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 1472, 1473, and 1474 of the Code or similar provisions under any federal, state, local or foreign Law), has, within the time and in the manner prescribed by Law, withheld from employee wages or consulting compensation and timely paid over to the proper governmental authorities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Laws, including federal and state income Taxes, state, local and foreign sales, use or other similar Taxes, Federal Insurance Contribution Act, Medicare, relevant state income and employment Tax withholding Laws, and has timely filed all withholding and sales or use Tax Returns, for all periods.

(iii) The Company has never been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv) The Company has disclosed on its federal income Tax Returns all positions that could give rise to a substantial understatement penalty under Section 6662 of the Code.

(v) No audit or other examination of any Return of the Company is presently in progress, nor has the Company been notified by any Tax authority (orally or in writing, formally or informally) of any threat or plan to request such an audit or other examination.

(vi) The Company has no liabilities for unpaid federal, state, local or foreign Taxes that have not been accrued or reserved on the Current Company Balance Sheet, whether asserted or unasserted, contingent or otherwise, and the Company has incurred no Liability for Taxes since the date of the Current Company Balance Sheet other than in the ordinary course of business.

(vii) The Company has made available to Parent copies of all Returns for the Company filed for all periods since its inception, together with all related workpapers and analysis created by or on behalf of the Company.

(viii) There are (and, immediately following the Effective Time, there will be) no liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively, “Liens”) on the assets of the Company relating to or attributable to Taxes other than customary Liens for Taxes not yet due and payable.

(ix) The Company has never been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(x) There are no Tax rulings, requests for rulings, or “closing agreements” (as described in Section 7121 of the Code or any corresponding provision of state, local or foreign Tax Law) relating to the Company that could affect the Company’s Liability for Taxes for any period after the Closing Date. The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing as a result of any: (i) adjustment pursuant to Section 481 of the Code (or any corresponding or similar provision of federal, state, local or foreign Tax Law); (ii) installment sale or open transaction disposition made on or prior to the Closing; (iii) prepaid amount received on or prior to the Closing; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code; (v) election with respect to income from the discharge of indebtedness under Section 108(i) of the Code; or (vi) any similar election, action or agreement that would have the effect of deferring Liability for Taxes of the Company from any period ending on or before the Closing Date to any period ending after the Closing Date.

(xi) With respect to any stock or other property transferred in connection with the performance of services for the Company, a valid Section 83(b) election in accordance with the requirements of the Code has been made, copies of which have been made available to Parent.

(xii) The Company has never constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(xiii) Except as set forth in Section 2.9(a)(xvi) of the Company Schedule of Exceptions, the Company is not party to any Contract, Company Employee Plan, Employee Agreement or other arrangement that is in any part a “nonqualified deferred compensation plan” subject to Section 409A of the Code and the regulations and other guidance promulgated thereunder. The Company is not a party to, or otherwise obligated under, any Contract, Company Employee Plan, Employee Agreement or other arrangement that provides for a gross up of any Tax imposed by Section 409A of the Code. Each such nonqualified deferred compensation plan has been operated in compliance in all material respects in both form and in operation with Section 409A of the Code. No Company Option or other right to acquire Company Common Stock or other equity of the Company (A) has an exercise price that has ever been less than the fair market value of the underlying equity as of the date such option or right was granted, (B) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights (within the meaning of Section 409A of the Code), (C) has been granted after December 31, 2004, with respect to any class of stock of the Company that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A of the Code) or (D) has failed to be properly accounted for in the Company Financial Statements.

2.10 Property. The property and assets that the Company owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in compliance with such leases and, to its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets. The Company does not own any real property.

2.11 Company Intellectual Property. The Company owns or possesses sufficient legal rights to all Company Intellectual Property used by it as of the date of this Agreement and, as so used, without any known conflict with, or known infringement of, the rights of others. To the Company’s knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by the Company violates or will violate any license or infringes or will infringe any intellectual property rights of any other party. Other than as set forth on Section 2.11 of the Company Schedule of Exceptions and with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company Intellectual Property, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person. The Company has not received any communications alleging that the Company has violated, or by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person. The Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business. To the Company’s knowledge, it will not be necessary to use any inventions of any of its employees or consultants (or Persons it currently intends to hire) made prior to their employment by the Company. Each employee and consultant has assigned to the Company all intellectual property rights he or she owns that are related to the Company’s business as now conducted and as presently proposed to be conducted. Subsection 2.11 of the Company Schedule of Exceptions lists all patents and patent applications that are Company Intellectual Property as of the date of this Agreement. For purposes of this Subsection 2.11, the Company shall be deemed to have knowledge of a patent right if the Company has actual knowledge of the patent right or would be found to be on notice of such patent right as determined by reference to United States patent laws.

2.12 Contracts. The Company is not a party to, nor is it bound by:

(a) (i) any employment or consulting Contract with an employee or individual consultant or salesperson, or consulting or sales Contract with a firm or other organization to provide services to the Company, (ii) any Contract to grant any severance or termination pay (in cash or otherwise) to any employee, individual consultant or any contractor, or (iii) any consulting or sales Contract with a firm or other organization;

(b) any Contract or plan, including any stock option plan, stock appreciation rights plan, phantom stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(c) any Contract relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company’s businesses (including any Liability related to or arising out of any acquisition or other business combination such as any earn-out, performance, bonus or other contingent payment arrangement or arising out of any related indemnification provisions);

(d) any mortgage, indenture, guarantee, loan or credit agreement, security agreement or other Contract relating to the borrowing of money or extension of credit;

(e) any Contract containing a most-favored nations provision or any similar provision requiring that a third-party be offered terms or concessions at least as favorable as those offered to one or more other parties;

(f) any other agreement that was entered into outside the ordinary course of business or as inconsistent with the Company’s past practices or which limits or impairs the ability of the Company to conduct its business or compete with any Person; or

(g) any Contract under which the Company’s entering into this Agreement or the consummation of the Merger or the transactions contemplated thereby shall give rise to, or trigger the application of, any rights of any third-party or any obligations of the Company that would come into effect upon the consummation of the Merger.

The Company is in compliance in all material respects with and has not materially breached, violated or defaulted under, or received notice that it has materially breached, violated or defaulted under, any of the terms or conditions of any Contract to which it is a party or by which it is bound, nor to the Company’s Knowledge has any event occurred or circumstance or condition come to exist that would reasonably be expected to constitute such a material breach, violation or default with the lapse of time, giving of notice or both. Each Contract of the type described in, or required to be disclosed under, Sections 2.11 or 2.12 hereof (each, a “Specified Contract”) is in full force and effect, and the Company is not in material default thereunder, nor to the Knowledge of the Company is any other party to any such Contract in material default thereunder.

2.13 Company Interested Person Transactions.

(a) No officer or director of the Company or, to the Knowledge of the Company, holder of more than five percent (5%) of the outstanding shares of Company Capital Stock (nor any ancestor, sibling, descendant or spouse of any of such Persons, or any trust, partnership, corporation or other Person in which any of such Persons has or has had an interest), (a “Company Interested Person”), has or has had, directly or indirectly, (i) an economic interest in any entity which furnished or sold, or furnishes or sells, services, products or technology that the Company furnishes or sells, or proposes to furnish or sell, or (ii) any economic interest in any entity that purchases from or sells or furnishes to the Company, any services, products or technology, or (iii) a beneficial interest in any Contract to which the Company is a party, except in the case of clause (iii) in any such Person’s capacity as an officer, director or stockholder of the Company; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a private corporation, or one percent (1%) of the outstanding voting stock of a publicly traded corporation, shall not be deemed to be an “interest in any entity” for purposes of this Section 2.13.

(b) All transactions pursuant to which any officer, director or stockholder of the Company or any Company Interested Person has purchased any services, products or technology from, or sold or furnished any services, products or technology to, the Company, have been on an arms’ length basis on terms no less favorable to the Company than would be available from an unaffiliated party.

2.14 Governmental Authorization. Each material consent, license, permit, grant or other authorization (i) pursuant to which the Company currently operates or holds any interest in any of its properties, or (ii) which is required for the operation of the Company’s business as currently conducted has been issued or granted to the Company and is in full force and effect and is not and will not be affected by the transactions contemplated hereby.

2.15 Litigation. There is no action, suit, claim or proceeding of any nature pending or, to the Knowledge of the Company, threatened or reasonably anticipated against or involving the Company, any of its properties (tangible or intangible) or any of its officers or directors in their respective capacities as such. There is no investigation, inquiry or other proceeding pending or, to the Knowledge of the Company, threatened or reasonably anticipated against or involving the Company, any of its properties (tangible or intangible) or any of its officers or directors in their respective capacities as such by or before any Governmental Entity. No Governmental Entity has provided the Company with written notice challenging or questioning the legal right of the Company to conduct its operations as conducted at that time or as presently conducted.

2.16 Minute Books. To the Company’s Knowledge, the minutes of the proceedings of meetings and written actions of the board of directors (or similar body) and the stockholders of the Company made available to Parent are the only minutes of the Company as of the date of this Agreement and contain accurate summaries of all meetings and actions by written consent of the board of directors (or similar body) (or committees thereof) of the Company and of all meetings and actions by written consent of the stockholders of the Company, since the time of incorporation of the Company.

2.17 Fees and Expenses. The Company has not incurred, nor will it incur, directly or indirectly, any Liability for investment banking fees or for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

2.18 Employee Benefit Plans and Compensation.

(a) Schedule. Section 2.18(a)(1) of the Company Schedule of Exceptions contains an accurate and complete list of each Company Employee Plan and each Employee Agreement (whether or under a Company Employee Plan). The Company has not made any plan or commitment to establish, adopt or enter into any new Company Employee Plan or Employee Agreement, or to modify any Company Employee Plan or Employee Agreement (except to the extent required by Law). Section 2.18(a)(2) of the Company Schedule of Exceptions sets forth a table listing the name and salary of each exempt employee and/or consultant of the Company.

(b) Documents. The Company has made available to Parent, to the extent existing, (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement, including all amendments, summary plan descriptions, and trust documents, (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA for any Company Employee Plan, (iii) if any Company Employee Plan is funded, the most recent annual and periodic accounting of such Company Employee Plan’s assets, (iv) all material written Contracts relating to each Company Employee Plan, including administrative service agreements, trust agreements and group insurance contracts, (v) all material communications relating to any established or proposed Company Employee Plan that relates to any material amendments, terminations, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any Liability to the Company or its ERISA Affiliates, (vi) all material correspondence to or from any Governmental Entity relating to any Company Employee Plan, (vii) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (viii) discrimination test results for each Company Employee Plan for the three (3) most recent plan years, (ix) the most recent IRS determination letter (or opinion letter in the case of a prototype plan) issued with respect to each Company Employee Plan, and (x) visa and work permit information with respect to current Company Personnel.

(c) Employee Plan Compliance. Each Company Employee Plan has been established and maintained in accordance with its terms and in material compliance with all applicable Laws. The Company has performed all material obligations required to be performed by it under each Company Employee Plan. Each Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter from the IRS or is entitled to rely on an opinion letter issued to the Company Employee Plan’s prototype sponsor. There are no actions, suits or claims pending or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan that is not an Employee Agreement can be amended, terminated or otherwise discontinued prior to the Effective Time in accordance with its terms, without Liability to Parent or the Company (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or to the Knowledge of the Company, threatened, or reasonably anticipated, by the IRS, United States Department of Labor or any other Governmental Entity with respect to any Company Employee Plan. The Company has made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(d) No Pension Plans or Welfare Plans. Neither the Company nor any of its ERISA Affiliates has ever maintained, established, sponsored, participated in, or contributed to, and does not otherwise have any Liability with respect to or under any (i) employee benefit plan subject to Section 412 of the Code or Title IV of ERISA (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA, (iii) “multiple employer plans” for purposes of ERISA, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code. No Company Employee Plan provides health or disability benefits that are not fully insured through an insurance contract.

2.19 Compliance with Laws. The Company has complied in all material respects with, is not in material violation of, and has not received any notices of violation with respect to, foreign, federal, state or local Laws. No event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) constitute or result in a material violation by the Company of, or a failure on the part of the Company to comply in any material respect with, any applicable Law.

2.20 Data Privacy. In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers, employees and/or other third parties (collectively “Personal Information”), the Company is and has been in compliance with all applicable laws in all relevant jurisdictions, the Company’s privacy policies and the requirements of any contract or codes of conduct to which the Company is a party. The Company has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure. The Company is and has been in compliance in all material respects with all laws relating to data loss, theft and breach of security notification obligations.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PARENT AND THE MERGER SUB.

As of the date hereof and as of the Closing Date, Parent and the Merger Sub hereby represent and warrant to the Company, subject only to such exceptions as are specifically disclosed in the Schedule of Exceptions (each of which disclosures, in order to be effective, shall indicate the Section and, if applicable, the Subsection of this Article 3 to which it relates, unless and only to the extent the relevance to other representations and warranties is readily apparent from the actual text of the disclosures without independent knowledge on the part of the reader regarding the disclosures) delivered by Parent and the Merger Sub to the Company (the “Parent Schedule of Exceptions”) concurrently with the execution and delivery of this Agreement as to the matters specified in this Article 3:

3.1 Organization and Standing. Parent and the Merger Sub are each corporations duly organized, validly existing and in good standing under Delaware Law. Each of Parent and the Merger Sub has the corporate power to own its properties and to carry on its business as currently being conducted. Each of Parent and the Merger Sub is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which it conducts business, except in those jurisdictions where the failure to be so qualified would not have a Parent Material Adverse Effect. Parent has delivered to the Company a true and correct copy of the Parent Restated Charter and bylaws. Immediately prior to the Effective Time, the Parent Restated Charter will have been duly filed with the Secretary of State of the State of Delaware and be in full force and effect. Parent is not in violation of any of the provisions of the Parent Charter Documents.

3.2 Authority.

(a) Each of Parent and the Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and the Merger Sub, and no further action is required on the part of Parent or Merger Sub to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and the Merger Sub and constitutes the valid and binding obligations of Parent and the Merger Sub, enforceable against Parent and the Merger Sub in accordance with its terms, except as such enforceability may be subject to the Laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of Law governing specific performance, injunctive relief or other equitable remedies.

(b) The boards of directors of Parent and the Merger Sub have each unanimously (i) adopted the plan of merger set forth in this Agreement and approved this Agreement, the Merger and the other transactions contemplated by this Agreement; (ii) declared that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of Parent, the Parent Stockholders, Merger Sub and the Merger Sub’s sole stockholder; and (iii) recommended adoption and approval of this Agreement, the Merger and the other transactions contemplated by this Agreement to the Parent Stockholders and the Merger Sub’s sole stockholder.

3.3 No Conflict. The execution and delivery of this Agreement by Parent and the Merger Sub does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a Conflict under (a) any provision of the certificate of incorporation and bylaws of Parent or Merger Sub, (b) any Law applicable to Parent or Merger Sub or their respective properties or assets (whether tangible or intangible) or (c) any Contract to which Parent or Merger Sub is a party, except in the case of clauses (b) and (c) where such Conflict would not reasonably be expected to have a Parent Material Adverse Effect or will not have a material adverse effect on the legality, validity or enforceability of this Agreement.

3.4 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (a) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a Parent Material Adverse Effect, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (c) those required to be made with, given to or obtained from any Governmental Entity in connection with the Merger under applicable antitrust Laws.

3.5 Parent Financial Statements.

(a) Section 3.5(a) of the Parent Schedule of Exceptions sets forth Parent’s unaudited consolidated balance sheet as of October 31, 2018, and the related unaudited consolidated statements of income, cash flows and stockholders’ equity for the ten month period then ended (all of the foregoing financial statements of Parent and any notes thereto are hereinafter collectively referred to as the “Parent Financial Statements”). The Parent Financial Statements are correct in all material respects and have been prepared in accordance with GAAP consistently applied on a basis consistent throughout the periods indicated and consistent with each other (except that the unaudited Parent Financial Statements do not contain footnotes thereto). The Parent Financial Statements present fairly Parent’s financial condition, operating results and cash flows as of the dates, and for the periods, indicated therein. Parent’s unaudited balance sheet as of October 31, 2018 is referred to hereinafter as the “Current Parent Balance Sheet.”

(b) Neither Parent nor any of its subsidiaries has any Liability except liabilities that (a) have been reflected in the Current Parent Balance Sheet (to the extent of such reflection) or disclosed in Section 3.5(b) of the Parent Schedule of Exceptions, (b) have arisen in the ordinary course of business consistent with past practices since the date of the Current Parent Balance Sheet; (c) are Third-Party Expenses, or (d) are executory obligations arising in the ordinary course of business under Contracts to which Parent is a party (and not as a result of the breach of any such Contract or otherwise). Section 3.5(b) of the Parent Schedule of Exceptions sets forth a complete and accurate list of all Indebtedness of Parent as of the date of this Agreement.

3.6 Series A-1 Preferred Stock and Parent Common Stock. The rights, preferences, privileges and restrictions of the Parent Series A-1 Preferred Stock and Parent Common Stock are as stated in the Parent Restated Charter. When issued in compliance with the provisions of this Agreement and Parent Restated Charter, the Parent Series A-1 Preferred Stock and Parent Common Stock will be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances other than (i) liens and encumbrances created by or imposed upon the stockholders receiving such shares and (ii) any obligations set forth in the Parent Restricted Stock Agreement, the Parent Investors’ Rights Agreement, the Parent Voting Agreement and Parent Right of First Refusal Agreement; provided, however, that the Parent Series A-1 Preferred Stock and Parent Common Stock may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed. To the extent applicable, Parent has obtained valid waivers of any rights by other parties to purchase any of the Merger Shares covered by this Agreement.

3.7 Capitalization.

(a) As of the date of this Agreement and immediately after filing the Parent Restated Charter but prior to the Effective Time, the authorized capital stock of Parent consists of 90,909,088 shares of Common Stock, par value $0.001 per share, and 61,181,818 shares of preferred stock, par value $0.001 per share, 28,000,000 of which are designated Series A Preferred Stock (“Parent Series A Preferred Stock”) and 33,181,818 of which are designated Series A-1 Preferred Stock (“Parent Series A-1 Preferred Stock”). As of the date of this Agreement and immediately after filing the Parent Restated Charter but prior to the Effective Time, there are 12,000,000 outstanding shares of Common Stock, and 28,000,000 outstanding shares of Parent Series A Preferred Stock and no outstanding shares of Parent Series A-1 Preferred Stock. Parent has no other shares of capital stock authorized, issued or outstanding.

(b) All of the outstanding options to purchase Parent Common Stock were issued pursuant to Parent’s 2016 Stock Incentive Plan (the “Parent 2016 Option Plan”). A true and complete copy of the Parent 2016 Option Plan has been provided to the Company, and the Parent 2016 Option Plan has not been amended, modified or supplemented since being provided to the Company.

(c) As of the date of this Agreement, options to purchase 5,244,089 shares of Parent Common Stock have been granted and are outstanding (the “Outstanding Parent Options”). Other than the Outstanding Parent Options and the conversion rights of the Parent Series A Preferred Stock, there are no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any stock of Parent or other securities of Parent; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any stock of Parent or other securities of Parent; or (iii) agreement under which Parent is or may become obligated to sell or otherwise issue any stock of Parent or any other securities of Parent. No event has occurred, and no condition or circumstance exists, that would reasonably be expected to give rise to or provide a reasonable basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock of Parent. There are no outstanding or authorized stock appreciation, stock unit, phantom stock, profit participation or other similar rights with respect to Parent. Except for the Parent Voting Agreement, Parent is not a party to, and as of the date hereof, there are no other voting trusts, proxies, or other Contracts or understandings with respect to the voting stock of Parent.

3.8 Parent Tax Matters.

(a) Tax Returns and Audits.

(i) Each of Parent and the Merger Sub has prepared and timely filed all material Returns required to be filed by it, and such Returns are true and correct in all material respects and have been completed in all material respects in accordance with applicable Law. Each of Parent and the Merger Sub has paid all Taxes it is required to pay (whether or not shown on any Return).

(ii) Each of Parent and the Merger Sub has complied in all material respects with all applicable Laws relating to the payment, reporting and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 1472, 1473, and 1474 of the Code or similar provisions under any federal, state, local or foreign Law), has, within the time and in the manner prescribed by Law, withheld from employee wages or consulting compensation and timely paid over to the proper governmental authorities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Laws, including federal and state income Taxes, state, local and foreign sales, use or other similar Taxes, Federal Insurance Contribution Act, Medicare, relevant state income and employment Tax withholding Laws, and has timely filed all withholding and sales or use Tax Returns, for all periods.

(iii) Each of Parent and the Merger Sub has never been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against Parent, nor has Parent executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv) Each of Parent and the Merger Sub has disclosed on its federal income Tax Returns all positions that could give rise to a substantial understatement penalty under Section 6662 of the Code.

(v) No audit or other examination of any Return of Parent or Merger Sub is presently in progress, nor has Parent or Merger Sub been notified by any Tax authority (orally or in writing, formally or informally) of any threat or plan to request such an audit or other examination.

(vi) Each of Parent and the Merger Sub has no liabilities for unpaid federal, state, local or foreign Taxes that have not been accrued or reserved on the Current Parent Balance Sheet, whether asserted or unasserted, contingent or otherwise, and Neither Parent nor the Merger Sub has incurred no Liability for Taxes since the date of the Current Parent Balance Sheet other than in the ordinary course of business.

(vii) Each of Parent and the Merger Sub has made available to Company copies of all Returns for Parent and the Merger Sub filed for all periods since its inception, together with all related workpapers and analysis created by or on behalf of Parent and the Merger Sub.

(viii) There are (and, immediately following the Effective Time, there will be) no Liens on the assets of Parent or Merger Sub relating to or attributable to Taxes other than customary Liens for Taxes not yet due and payable.

(ix) Parent has never been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(x) There are no Tax rulings, requests for rulings, or “closing agreements” (as described in Section 7121 of the Code or any corresponding provision of state, local or foreign Tax Law) relating to Parent or Merger Sub that could affect the Company’s Liability for Taxes for any period after the Closing Date. Neither Parent nor the Merger Sub will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing as a result of any: (i) adjustment pursuant to Section 481 of the Code (or any corresponding or similar provision of federal, state, local or foreign Tax Law); (ii) installment sale or open transaction disposition made on or prior to the Closing; (iii) prepaid amount received on or prior to the Closing; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code; (v) election with respect to income from the discharge of indebtedness under Section 108(i) of the Code; or (vi) any similar election, action or agreement that would have the effect of deferring Liability for Taxes of Parent or Merger Sub from any period ending on or before the Closing Date to any period ending after the Closing Date.

(xi) With respect to any stock or other property transferred in connection with the performance of services for Parent or Merger Sub, a valid Section 83(b) election in accordance with the requirements of the Code has been made, copies of which have been made available to Company.

(xii) Except as set forth in Section 3.8(a)(xii) of the Parent Schedule of Exceptions, Parent is not party to any Contract, Parent Employee Plan, employment agreement or other arrangement that is in any part a “nonqualified deferred compensation plan” subject to Section 409A of the Code and the regulations and other guidance promulgated thereunder. Parent is not a party to, or otherwise obligated under, any Contract, Parent Employee Plan, employment agreement or other arrangement that provides for a gross up of any Tax imposed by Section 409A of the Code. Each such nonqualified deferred compensation plan has been operated in compliance in all material respects in both form and in operation with Section 409A of the Code. No Outstanding Parent Options or other right to acquire capital stock of Parent (A) has an exercise price that has ever been less than the fair market value of the underlying equity as of the date such option or right was granted, (B) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights (within the meaning of Section 409A of the Code), (C) has been granted after December 31, 2004, with respect to any class of stock of Parent that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A of the Code) or (D) has failed to be properly accounted for in accordance with GAAP in the Parent Financial Statements.

3.9 Property. The property and assets that Parent and the Merger Sub owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair Parent’s and the Merger Sub’s ownership or use of such property or assets. With respect to the property and assets it leases, Parent and the Merger Sub are in compliance with such leases and, to its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets. Parent and the Merger Sub do not own any real property.

3.10 Parent Intellectual Property. Parent owns or possesses sufficient legal rights to all Parent Intellectual Property used by it as of the date of this Agreement and, as so used, without any known conflict with, or known infringement of, the rights of others. To Parent’s knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by Parent violates or will violate any license or infringes or will infringe any intellectual property rights of any other party. Other than as set forth on Section 3.11 of the Parent Schedule of Exceptions and with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Parent Intellectual Property, nor is Parent bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person. Parent has not received any communications alleging that Parent has violated, or by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person. Parent has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with Parent’s business. To Parent’s knowledge, it will not be necessary to use any inventions of any of its employees or consultants (or Persons it currently intends to hire) made prior to their employment by Parent. Each employee and consultant has assigned to the Company all intellectual property rights he or she owns that are related to the

Company’s business as now conducted and as presently proposed to be conducted. Subsection 3.11 of the Company Schedule of Exceptions lists all patents and patent applications that are Company Intellectual Property as of the date of this Agreement. For purposes of this Subsection 3.11, the Company shall be deemed to have knowledge of a patent right if the Company has actual knowledge of the patent right or would be found to be on notice of such patent right as determined by reference to United States patent laws.

3.11 Fees and Expenses. Neither Parent nor the Merger Sub has incurred, nor will either incur, directly or indirectly, any Liability for investment banking fees or for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.12 No Changes. Since the date of the Current Parent Balance Sheet, there has or have not been, occurred or arisen any Parent Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, will or would reasonably be expected to have or result in a Parent Material Adverse Effect.

3.13 Parent Interested Person Transactions.

(a) No officer or director of Parent or, to the knowledge of Parent, holder of more than five percent (5%) of the outstanding shares of Parent capital stock (nor any ancestor, sibling, descendant or spouse of any of such Persons, or any trust, partnership, corporation or other Person in which any of such Persons has or has had an interest), (a “Parent Interested Person”), has or has had, directly or indirectly, (i) an economic interest in any entity which furnished or sold, or furnishes or sells, services, products or technology that Parent furnishes or sells, or proposes to furnish or sell, or (ii) any economic interest in any entity that purchases from or sells or furnishes to Parent, any services, products or technology, or (iii) a beneficial interest in any Contract to which Parent is a party, except in the case of clause (iii) in any such Person’s capacity as an officer, director or stockholder of Parent; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a private corporation, or one percent (1%) of the outstanding voting stock of a publicly traded corporation, shall not be deemed to be an “interest in any entity” for purposes of this Section 3.12.

(b) All transactions pursuant to which any officer, director or stockholder of Parent any Parent Interested Person has purchased any services, products or technology from, or sold or furnished any services, products or technology to, Parent, have been on an arms’ length basis on terms no less favorable to Parent than would be available from an unaffiliated party.

3.14 Governmental Authorization. Each material consent, license, permit, grant or other authorization (i) pursuant to which Parent currently operates or holds any interest in any of its properties, or (ii) which is required for the operation of Parent’s business as currently conducted has been issued or granted to Parent and is in full force and effect and is not and will not be affected by the transactions contemplated hereby.

3.15 Litigation. There is no action, suit, claim or proceeding of any nature pending or, to the Knowledge of Parent, threatened or reasonably anticipated against or involving Parent, any of its properties (tangible or intangible) or any of its officers or directors in their respective capacities as such. There is no investigation, inquiry or other proceeding pending or, to the Knowledge of Parent, threatened or reasonably anticipated against or involving Parent any of its properties (tangible or intangible) or any of its officers or directors in their respective capacities as such by or before any Governmental Entity. No Governmental Entity has provided Parent with written notice challenging or questioning the legal right of Parent to conduct its operations as conducted at that time or as presently conducted.

3.16 Compliance with Laws. Parent has complied in all material respects with, is not in material violation of, and has not received any notices of violation with respect to, foreign, federal, state or local Laws. No event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) constitute or result in a material violation by Parent of, or a failure on the part of Parent to comply in any material respect with, any applicable Law.

3.17 Employee Benefit Plans and Compensation.

(a) Schedule. Section 3.17(a)(1) of the Parent Schedule of Exceptions contains an accurate and complete list of each Parent Employee Plan. Parent has not made any plan or commitment to establish, adopt or enter into any new Parent Employee Plan, or to modify any Parent Employee Plan (except to the extent required by Law). Section 2.17(a)(2) of the Parent Schedule of Exceptions sets forth a table listing the name and salary of each exempt employee and/or consultant of Parent.

(b) Documents. Parent has made available to the Company, to the extent existing, (i) correct and complete copies of all documents embodying each Parent Employee Plan, including all amendments, summary plan descriptions, and trust documents, (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA for any Parent Employee Plan, (iii) if any Parent Employee Plan is funded, the most recent annual and periodic accounting of such Parent Employee Plan’s assets, (iv) all material written Contracts relating to each Parent Employee Plan, including administrative service agreements, trust agreements and group insurance contracts, (v) all material communications relating to any established or proposed Parent Employee Plan that relates to any material amendments, terminations, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any Liability to Parent or its ERISA Affiliates, (vi) all material correspondence to or from any Governmental Entity relating to any Parent Employee Plan, (vii) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Parent Employee Plan, (viii) discrimination test results for each Parent Employee Plan for the three (3) most recent plan years, (ix) the most recent IRS determination letter (or opinion letter in the case of a prototype plan) issued with respect to each Parent Employee Plan, and (x) visa and work permit information with respect to current Parent Personnel.

(c) Employee Plan Compliance. Each Parent Employee Plan has been established and maintained in accordance with its terms and in material compliance with all applicable Laws. Parent has performed all material obligations required to be performed by it under each Parent Employee Plan. Each Parent Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter from the IRS or is entitled to rely on an opinion letter issued to the Parent Employee Plan’s prototype sponsor. There are no actions, suits or claims pending or, to the Knowledge of Parent, threatened or reasonably anticipated (other than routine claims for benefits) against any Parent Employee Plan or against the assets of any Parent Employee Plan. Each Parent Employee Plan that is not an agreement with any Parent Personnel can be amended, terminated or otherwise discontinued prior to the Effective Time in accordance with its terms, without Liability to Parent or the Company (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or to the Knowledge of Parent, threatened, or reasonably anticipated, by the IRS, United States Department of Labor or any other Governmental Entity with respect to any Parent Employee Plan. The Company has made all contributions and other payments required by and due under the terms of each Parent Employee Plan.

(d) No Pension Plans or Welfare Plans. Neither Parent nor any of its ERISA Affiliates has ever maintained, established, sponsored, participated in, or contributed to, and does not otherwise have any Liability with respect to or under any (i) employee benefit plan subject to Section 412 of the Code or Title IV of ERISA (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA, (iii) “multiple employer plans” for purposes of ERISA, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code. No Parent Employee Plan provides health or disability benefits that are not fully insured through an insurance contract.

3.18 Data Privacy. In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any Personal Information, Parent is and has been in compliance with all applicable laws in all relevant jurisdictions, Parent’s privacy policies and the requirements of any contract or codes of conduct to which Parent is a party. Parent has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure. Parent is and has been in compliance in all material respects with all laws relating to data loss, theft and breach of security notification obligations.

ARTICLE 4

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of Business of the Company and Business of Parent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, (a) the Company agrees to operate the business of the Company in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, except as expressly contemplated by this Agreement or otherwise consented to by Parent in writing and (b) Parent agrees to operate the business of Parent in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, except as expressly contemplated by this Agreement or otherwise consented to by the Company in writing. The Company and Parent each further agree to pay their respective debts and Taxes when due, to pay or perform all other obligations when due (including pay accounts payable without extension), to use their commercially reasonable efforts to preserve intact their present respective business organizations, to preserve their respective cash in accordance with past practice, to use their commercially reasonable efforts to promptly collect all their respective receivables, to use their commercially reasonable efforts to keep available the services of their present respective officers and employees (other than termination for cause following notice to and consultation with one another), to use their commercially reasonable efforts to preserve and maintain in full force and effect all Owned Company Intellectual Property and Owned Parent Intellectual Property (respectively), to timely pay all fees, costs, royalties, and expenses relating to Owned Company Intellectual Property and Owned Parent Intellectual Property (respectively), and to timely file and pay for all applications, statements, documents, extensions, disclaimers, and registrations relating to Owned Company Intellectual Property and Owned Parent Intellectual Property (respectively), and to preserve their respective relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with the Company and Parent, respectively. The Company shall promptly notify Parent of any event or occurrence or emergency not in the ordinary course of business of the Company and any material event involving the Company, and Parent shall promptly notify the Company of any event or occurrence or emergency not in the ordinary course of business of Parent and any material event involving Parent.

ARTICLE 5

ADDITIONAL AGREEMENTS

5.1 Stockholder Matters.

(a) Within twenty-four (24) hours following the execution of this Agreement, the Company shall deliver to Parent (i) the duly and validly executed Stockholder Consent signed by the holders of at least ninety-nine percent (99%) of the outstanding shares of Company Capital Stock and (ii) duly and validly executed Stockholder Joinder Agreements signed by the holders of at least ninety-nine percent (99%) of the outstanding shares of Company Capital Stock and officers and directors of the Company.

(b) At least 2 Business Days prior to the Effective Time, the Company shall have given such notice to the holders of Company Options as reasonably required by the terms of the Plan or other applicable agreement in connection with the Merger, including any such notice as may be required to cause each Company Option (to the extent not exercised or converted) to terminate as of the Effective Time.

(c) Prior to the termination of this Agreement, the board of directors of the Company shall not revoke or modify its unanimous approval of this Agreement, the Merger and the other transactions contemplated by this Agreement, including its unanimous recommendation in favor of this Agreement, the Merger and the other transactions contemplated by this Agreement. Prior to the termination of this Agreement, the board of directors of Parent and the Merger Sub shall not revoke or modify its unanimous approval of this Agreement, the Merger and the other transactions contemplated by this Agreement, including its unanimous recommendation in favor of this Agreement, the Merger and the other transactions contemplated by this Agreement.

5.2 Access to Information. Each of the Company and Parent shall afford each other and their respective accountants, counsel and other representatives, reasonable access during the period from the date hereof and prior to the Effective Time to (i) all of their respective properties, books, Contracts, commitments and records, including each other’s source code, (ii) other information concerning the business, properties and personnel (subject to restrictions imposed by applicable Law) of the Company or Parent, as the case may be, as the other may reasonably request, and (iii) all Company Personnel identified by Parent and all Parent Personnel identified by the Company. The Company agrees to provide to Parent, and Parent agrees to provide to the Company, and their respective accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request. Each of Parent and the Company may make inquiries of Persons having business relationships with the Company or Parent, respectively, (including suppliers, licensors and customers). Without limiting the generality of any of the foregoing, each of the Company and Parent shall provide the other with reasonable access to all information relating to, and cooperate with Parent and the Company in their respective due diligence investigations regarding, the Foreign Corrupt Practices Act of 1977, as amended and other anti-corruption matters. No information or knowledge obtained in any investigation pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty contained herein, any conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof or any rights or remedies of the parties hereunder.

5.3 Expenses. Except as otherwise provided in this Agreement, the Parties shall pay their own legal and other fees and expenses incurred in connection with negotiating, executing and performing this Agreement and the transactions contemplated hereby, including any related broker’s or finder’s fees.

5.4 Public Disclosure. Neither the Company nor Parent shall issue or make any statement or communication to any third-party (other than to its respective agents) regarding the terms or subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the prior written consent of the other party.

5.5 Commercially Reasonable Efforts. Each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations, recordations, assignments, transfers, payments, and filings in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

5.6 Notification of Certain Matters. Each party hereto shall give prompt notice to the other party hereto (either Parent or the Company, as appropriate) of: (a) the occurrence or non-occurrence of any event which is reasonably likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time and (b) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not (i) limit or otherwise affect any rights of or remedies available to the party receiving such notice, or (ii) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure pursuant to this Section 5.6, however, shall be deemed to amend or supplement the Schedule of Exceptions or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

5.7 Additional Documents and Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Merger and the transactions contemplated hereby.

5.8 Spreadsheets. The Company shall prepare, and deliver to Parent at least two (2) Business Days prior to the Closing Date, a spreadsheet certified by the Chief Executive Officer of the Company as true, complete, correct and in accordance with this Agreement and the Company Charter Documents as of the Closing, and which separately lists (the spreadsheet containing the information set forth, and otherwise in form and substance as referred to, in this Section 5.8 being referred to as a “Spreadsheet”):

(a) the Total Fully Diluted Shares of the Company reasonably itemized and detail, and each party’s calculation of the Exchange Ratio based thereon;

(b) with respect to each Company Stockholder as of immediately prior to the Effective Time: (i) the name and address of such holder; (ii) the number, class and series of shares of Company Capital Stock held by such holder immediately prior to the Effective Time (broken out on a certificate by certificate basis, including the respective certificate numbers); and (iii) the number of shares of Parent Common Stock, and Parent Series A-1 Preferred Stock payable to each holder pursuant to Section 1.6(a) hereof; and

(c) with respect to each holder of a Company Option as of immediately prior to the Effective Time: (i) the name and address of such holder; (ii) the number of shares and exercise price subject to such Company Common Stock exercisable by such holder immediately prior to the Effective Time; and (iii) the number of shares of Parent Common Stock that will be subject to a Parent stock option award agreement issuable to each holder pursuant to Section 1.6(b) hereof.

5.9 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and all other Taxes, fees and duties, if any, incurred in connection with the transactions contemplated by this Agreement, and all expenses associated therewith, will be borne and paid 50% by Parent and 50% by the Company Stockholders. Parent will prepare and file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, the other parties.

5.10 Tax-Free Reorganization. Parent and the Company will (i) use all reasonable best efforts to cause the Merger to constitute a reorganization under Section 368(a) of the Code, (ii) file all Returns consistent with the Merger qualifying as a reorganization within the meaning of Section 368(a) of the Code, unless required otherwise by a change in applicable Law, and (iii) not take any action or fail to take any action required hereby that could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Parent and the Company agree to defend the intended tax treatment in any audit in good faith until there is a contrary assessment or determination made by a Governmental Entity.

5.11 Indemnification of Company Directors and Officers. Parent and the Surviving Corporation shall indemnify each officer or director of the Company who is or may be entitled to indemnification and related reimbursement or advancement of expenses from the Company for acts or omissions in such individual’s capacity as an officer or director of the Company pursuant to the Company Charter Documents, pursuant to any indemnification agreement or other similar agreement between the Company and such officer or director, or pursuant to any applicable Law, to the same extent as such Company indemnification obligations in effect immediately prior to Closing.

5.12 Confidentiality.

(a) Any party hereunder (“Disclosing Party”) may have disclosed or will disclose to some other party (“Receiving Party”), and Receiving Party may have acquired or will acquire during the course and conduct of activities under, or the negotiations of this Agreement and each of the other agreements and instruments contemplated hereby to be executed by the parties hereto (the “Transaction Documents”), certain proprietary or confidential information of Disclosing Party. Such information, in addition to any and all processes, formulae, data, Trade Secrets, improvements, inventions, techniques, marketing plans, strategies, customer lists or other information that has been created, discovered or developed by the Disclosing Party, or has otherwise become known to the Disclosing Party, or to which rights have been granted or assigned to the Disclosing Party, as well as any other information and materials that are marked or designated as confidential or proprietary to or by the Disclosing Party (including all information and materials of the Disclosing Party’s customers and any other third-party and their consultants), in each case, that are disclosed by the Disclosing Party or its representatives to the Receiving Party or its representatives, as well as the existence and terms of the Transaction Documents, will be considered “Confidential Information” hereunder. During the period ending on the 5-year anniversary of this Agreement, Receiving Party will keep all Disclosing Party’s Confidential Information in confidence and with the same degree of care with which Receiving Party holds its own confidential information (though no less than reasonable care) and will not use, and will cause its Affiliates and their respective officers, directors, employees, consultants, contractors, subcontractors, licensees, sublicensees, or agents not to use, Disclosing Party’s Confidential Information except for in connection with the performance of its obligations and exercise of its rights under the Transaction Documents or as otherwise expressly permitted hereunder.

(b) Exceptions. Receiving Party’s obligation of nondisclosure and the limitations upon the right to use the Disclosing Party’s Confidential Information set forth in Section 5.12(a) will not apply to the extent that Receiving Party can demonstrate that the Disclosing Party’s Confidential Information: (i) is or becomes public knowledge through no fault or omission of Receiving Party or any of its Affiliates; (ii) is obtained by Receiving Party or any of its Affiliates after the date hereof from a third-party under no obligation of confidentiality with respect to such information; or (iii) is independently developed after the date hereof by employees, consultants, contractors or agents of Receiving Party or any of its Affiliates without the aid, application or use of Disclosing Party’s Confidential Information.

(c) Permitted Disclosures. Receiving Party may disclose Disclosing Party’s Confidential Information to the extent (and only to the extent) such disclosure is reasonably necessary in the following instances:

(i) in order to comply with applicable Law or the rules of any securities exchange or with a legal or administrative proceeding; and

(ii) in connection with performing its obligations and exercising any rights under this Agreement or the Transaction Documents or in connection with any litigation or dispute resolution proceedings between the parties hereto.

If and whenever any Confidential Information is disclosed in accordance with this Section 5.12(c), such disclosure shall not cause any such information to cease to be Confidential Information except to the extent that such disclosure results in a public disclosure of such information. The Receiving Party shall notify the Disclosing Party of the Receiving Party’s intent to make any disclosures pursuant to Section 5.12(c)(i) or 5.12(c)(ii) sufficiently prior to making such disclosure so as to allow the Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information (including seeking a confidential treatment order or protective or limiting order, as applicable), and the Receiving Party will provide reasonable assistance to the Disclosing Party with respect thereto; provided that, in any event, the Receiving Party will use reasonable measures to ensure confidential treatment of such information and shall only disclose such Confidential Information of the Disclosing Party as is necessary to comply with such Laws or judicial process. Notwithstanding the foregoing or anything contained in this Section 5.12(c) to the contrary, the Investors (as defined in the Parent Investors’ Rights Agreement) shall be permitted to disclose Confidential Information in accordance with Section 3.4 of the Parent Investors’ Rights Agreement.

ARTICLE 6

CONDITIONS TO THE MERGER

6.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of the Company, Parent and the Merger Sub to effect the Merger shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:

(a) No Injunctions or Restraints; Illegality. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger.

(b) Stockholder Consent. The Stockholder Consent shall have been obtained such that the holders of at least ninety-nine percent (99%) of the outstanding Company Capital Stock shall have validly adopted and approved this Agreement, the Merger and the other transactions contemplated hereby and such approval shall not have been withdrawn, rescinded or revoked.

6.2 Additional Conditions to the Obligations of Parent and the Merger Sub. The obligation of Parent and the Merger Sub to effect the Merger also shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations, Warranties and Covenants. (i) Each representation and warranty of the Company contained in this Agreement (A) shall have been true and correct on and as of the date of this Agreement and (B) shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except for those representations and warranties which address matters only as of a particular date, which shall have been true and correct in all material respects as of such particular date); and (ii) the Company shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by the Company prior to the Closing.

(b) Governmental Approvals. All filings with and approvals of any Governmental Entity required to be made or obtained in connection with the Merger and the other transactions contemplated by this Agreement shall have been made or obtained and shall be in full force and effect.

(c) No Orders. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (i) prohibiting Parent’s ownership or operation of any portion of the business of the Company, or (ii) compelling Parent, Merger Sub or the Company to dispose of or hold separate all or any material portion of the business or assets of Parent, the Company or any of their respective Subsidiaries or Affiliates as a result of the Merger; or (iii) imposing any other antitrust restraint, shall be in effect (including as a condition to any Governmental approval referred to in Section 6.2(b) hereof), nor shall any action, suit, claim or proceeding brought by an administrative agency or commission or other Governmental Entity seeking any of the foregoing be threatened or pending.

(d) Litigation. There shall be no action, suit, claim or proceeding of any nature pending, or overtly threatened, against Parent, Merger Sub or the Company, their respective Subsidiaries or properties or any of their respective officers or directors, arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement.

(e) Mandatory Third-Party Consents. The Company shall have obtained all necessary consents to assignment, waivers and approvals, and timely provided all notifications, with respect to the transactions contemplated by this Agreement under those Contracts listed on Schedule 6.2(e).

(f) Termination of Agreements. The Company shall have terminated each of those agreements listed on Schedule 6.2(f), and each such agreement shall be of no further force or effect.

(g) Amendment of Agreements. The Company shall have amended each of those agreements listed on Schedule 6.2(g) in the manner specified on Schedule 6.2(g), and each such agreement shall be in full force and effect, as amended.

(h) Resignation of Officers and Directors. Parent shall have received a written resignation from each of the officers and directors of the Company effective as of the Closing.

(i) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event, change or effect and no circumstance or condition of any character shall exist that, individually or in combination with all other events, changes, effects, circumstances or conditions, has had or would reasonably be expected to have or result in a Company Material Adverse Effect.

(j) Certificate of the Company. Parent shall have received a certificate, validly executed by the Chief Executive Officer of the Company for and on its behalf, to the effect that, as of the Closing, (i) the condition to the obligations of Parent and the Merger Sub set forth in Section 6.2(a) hereof has been duly satisfied and (ii) each and every one of the other conditions to the obligations of Parent and the Merger Sub set forth in this Section 6.2 have been duly satisfied (unless otherwise waived in accordance with the terms hereof).

(k) Certificate of Officer of Company. Parent shall have received a certificate, validly executed by an authorized Officer of the Company, certifying as to (i) the terms and effectiveness of the Company Charter Documents, (ii) the valid adoption of resolutions of the board of directors of the Company (whereby the Merger and the other transactions contemplated by this Agreement were unanimously approved by the Board of Directors of the Company), (iii) the Stockholder Consent executed by holders of at least ninety-nine percent (99%) of the outstanding Company Capital Stock, (iv) the Stockholder Joinder Agreement executed by holders of at least ninety-nine percent (99%) of the outstanding Company Capital Stock, and (v) the incumbency of the executive officers of the Company.

(l) Certificate of Good Standing. Parent shall have received a certificate of good standing for the Company from each jurisdiction in which such entity is formed or is required to be qualified as a foreign corporation, dated within five (5) days prior to the Closing Date.

(m) [Reserved]

(n) FIRPTA Certificate. Parent shall have received a statement in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under, and in form and substance as required under, Section 1445 of the Code and Treasury Regulation Section 1.1445-2(c)(3), validly executed by a duly authorized officer of the Company under penalty of perjury.

(o) Spreadsheet. Parent shall have received the Spreadsheet at least two (2) Business Days prior to the Closing Date, which shall have been certified as true, complete, correct and in accordance with this Agreement and the Company Charter Documents as of the Closing by the Chief Executive Officer of the Company.

(p) Unanimous Board Approval. The board of directors of the Company shall have unanimously approved the Merger and the other transactions contemplated by this Agreement.

(q) [Reserved]

(r) Certificate of Merger. The Company shall have duly executed and delivered the Certificate of Merger to Parent.

(s) Voting Agreement. Each of the Company Stockholders has duly executed and delivered to Parent a joinder to the Parent Voting Agreement, joining such person or entity to such agreement as Stockholder (as defined therein).

(t) Right of First Refusal. Each of the Company Stockholders has duly executed and delivered to Parent a joinder to the Parent Right of First Refusal Agreement, joining such person or entity to such agreement as an Investor (as defined therein) or Key Holder (as defined therein).

(u) Investors’ Rights Agreement. Each of the Company Stockholders has duly executed and delivered to Parent a joinder to the Parent Investors’ Rights Agreement, joining such person or entity to such agreement as Stockholder (as defined therein).

(v) [Reserved].

(w) Waiver. The Company, AskAt and each of the Company Stockholders subject to the Company Restricted Stock Agreement shall have executed and delivered to Parent a signature page to the Waiver.

6.3 Additional Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger also shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. Each representation and warranty of Parent and the Merger Sub contained in this Agreement (i) shall have been true and correct on and as of the date of this Agreement, (ii) shall be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date (except for those representations and warranties which address matters only as of a particular date, which shall have been true and correct in all material respects as of such particular date) and (iii) Parent and the Merger Sub shall have performed and complied in all respects with all covenants and obligations under this Agreement required to be performed and complied with by Parent or Merger Sub prior to the Closing.

(b) Certificate of Parent. The Company shall have received a certificate, validly executed on behalf of Parent by a duly authorized officer of Parent to the effect that, as of the Closing, (i) the conditions to the obligations of the Company set forth in Section 6.3(a) have been satisfied and (ii) each and every one of the other conditions to the obligations of the Company set forth in this Section 6.3 have been duly satisfied (unless otherwise waived in accordance with the terms hereof).

(c) No Parent Material Adverse Effect. There shall not have occurred any event, change or effect and no circumstance or condition of any character shall exist that, individually or in combination with all other events, changes, effects, circumstances or conditions, has had or would reasonably be expected to have or result in a Parent Material Adverse Effect.

(d) Second Amended and Restated Certificate of Incorporation. Parent shall have filed its Second Amended and Restated Certificate of Incorporation in the form attached hereto as Exhibit D (the “Parent Restated Charter”) with the Secretary of State of the State of Delaware.

(e) Certificate of Secretary of Parent. The Company shall have received a certificate, validly executed by the Secretary of Parent, certifying as to (i) the terms and effectiveness of the Parent Restated Charter and bylaws, (ii) the valid adoption of resolutions of the board of directors of Parent and the Merger Sub whereby the Merger and the other transactions contemplated by this Agreement were approved by the Board of Directors of Parent and the Merger Sub, and (iii) the incumbency of the executive officers of Parent.

(f) Certificate of Good Standing. The Company shall have received a certificate of good standing for Parent from the State of Delaware, dated within five (5) days prior to the Closing Date.

(g) Certificate of Merger. The Certificate of Merger shall have been duly filed with, and accepted by, the Secretary of State of the State of Delaware.

ARTICLE 7

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. Except as provided in Section 7.2 hereof, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a) by mutual written consent of the Company and Parent;

(b) by Parent or the Company if: the Effective Time has not occurred before 5:00 p.m. (Eastern time) on January 16, 2019 (the “End Date”); provided, however, that if the Effective Time shall not have occurred before the End Date, but as of the End Date all of the conditions to the obligations of the parties to consummate the Merger pursuant to Article 6 hereof (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied or waived in writing, then at the election of either Parent or the Company, the End Date shall be extended a maximum of one (1) time for up to thirty (30) days; provided, further, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose willful failure to fulfill any obligation hereunder has been the principal cause of, or resulted in, the failure of the Effective Time to occur on or before the End Date;

(c) by Parent or the Company if (i) there shall be a final non-appealable order of a court of competent jurisdiction in effect preventing consummation of the Merger, or (ii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity that would make consummation of the Merger illegal;

(d) by Parent, if Parent is not in material breach of any material terms of this Agreement, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however that if any such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company prior to the End Date through the exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(d) prior to the end of a fifteen (15) day period following such breach (or inaccuracy arising) so long as the Company continues to exercise commercially reasonable efforts to cure such breach during such period (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(d) if such breach by the Company is cured prior to the end of such period);

(e) by the Company, if the Company is not in material breach of any material terms of this Agreement, upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however that if any such inaccuracy in Parent’s or Merger Sub’s representations and warranties or breach by Parent or Merger Sub is curable by Parent or Merger Sub prior to the End Date through the exercise of its commercially reasonable efforts, then the Company may not terminate this Agreement under this Section 7.1(e) prior to the end of a fifteen (15) day period following such breach (or inaccuracy arising) so long as Parent or Merger Sub, as applicable, continues to exercise commercially reasonable efforts to cure such breach during such period (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(e) if such breach by Parent or Merger Sub is cured prior to the end of such period);

(f) by the Company, if the Company is not in material breach of any material terms of this Agreement, if a Parent Material Adverse Effect shall have occurred after the date of this Agreement and such Parent Material Adverse Effect has not been cured within thirty (30) days;

(g) by Parent, if Parent is not in material breach of any material terms of this Agreement, if a Company Material Adverse Effect shall have occurred after the date of this Agreement and such Company Material Adverse Effect has not been cured within thirty (30) days; or

(h) by Parent, if the Company has not obtained and delivered to Parent the Stockholder Consent and Stockholder Joinder Agreements pursuant to the requirements of Section 5.1(a) hereof.

7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1 hereof, this Agreement shall forthwith become void and there shall be no Liability on the part of Parent, Merger Sub, the Company or their respective officers, directors, employees, agents, consultants, representatives or stockholders (in their respective capacities as such), if applicable; provided, however, that each party hereto shall remain liable for any willful breach of this Agreement by such party prior to its termination; and provided further, that, the provisions of Sections 5.3 (Expenses), 5.4 (Public Disclosure) and 5.12 (Confidentiality), hereof, Article 8 (General Provisions) hereof and this Section 7.2 (Effect of Termination) shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article 7.

7.3 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought. For purposes of this Section 7.3, the Company Stockholders agree that any amendment of this Agreement signed by the Stockholder Representative after the Effective Time shall be binding upon and effective against the Company Stockholders whether or not they have signed such amendment; provided, however, that after the adoption of this Agreement by the Company Stockholders and without their further approval, no such amendment shall reduce the amount of or change the kind of consideration to be received in exchange for any shares of Company Capital Stock.

7.4 Extension; Waiver. At any time prior to the Effective Time, Parent and the Company may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 7.4, the Company Stockholders agree that any extension or waiver signed by the Company or Stockholder Representative shall be binding upon and effective against all Company Stockholders whether or not they have signed such extension or waiver. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE 8

GENERAL PROVISIONS

8.1 Survival of Warranties. None of the representations and warranties contained in this Agreement or in any certificate or schedule delivered pursuant to this Agreement shall survive the Effective Time. In furtherance, not limitation, of the foregoing, the Parties, intending to contractually shorten any otherwise applicable statute of limitations, hereby agree that: (a) the representations and warranties herein are intended solely to facilitate disclosure and to give effect to the closing conditions set forth in Sections 6.1, 6.2 and 6.3 and (b) no claim of any kind based on the failure of any representation or warranty to have been true and correct may be brought at any time after the Effective Time.

8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (a) five (5) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (c) on the first Business Day following the date of confirmation of receipt of transmission by facsimile, in each case to the intended recipient as set forth below:

(a)	if to Parent or Merger Sub, to:

Kyn Therapeutics Inc.

1030 Massachusetts Avenue

Suite 400

Cambridge, MA 02138

Attention: Chief Executive Officer

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention: [***]

Facsimile No.: [***]

(b)	if to the Company (prior to the Effective Time), to:

Arrys Therapeutics, Inc

601 Lexington Avenue, 54th Floor

New York, NY 10022

Attention: Chief Executive Officer

(c)	if to the Stockholder Representative, to:

OrbiMed Private Investments VI, LP

601 Lexington Avenue, 54th Floor

New York, NY 10022

Attention: [***]

with a copy (which shall not constitute notice) to:

Greenberg Traurig, P.A.

401 East Las Olas Boulevard Suite 2000

Fort Lauderdale, FL 33301

Attention: [***]

Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

8.3 Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The term “willful breach” shall mean an action or omission that constitutes a breach of a covenant and that was taken or omitted to be taken for the purpose of breaching such covenant and was not merely a volitional action or omission but does not require malicious or tortious intent. The term “intentional misrepresentation” shall mean that an action or omission that constitutes a breach of a representation or warranty and that was taken or omitted to be taken for the purpose of misleading the party to whom such representation or warranty was made and was not merely a volitional action or omission but does not otherwise require malicious or tortious intent.

8.4 Counterparts. This Agreement may be executed by facsimile or other electronic transmission and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

8.5 Entire Agreement; Assignment. This Agreement, the Company Schedule of Exceptions and Parent Schedule of Exceptions, and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof; and (ii) shall not be assigned by operation of Law or otherwise, except that Parent may assign its rights and delegate its obligations (other than the obligation to issue Merger Shares and other Merger consideration) hereunder to its Affiliates or (after the Closing) to any purchaser of the Surviving Corporation or of all or substantially all of the assets or business of the Surviving Corporation.

8.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.7 Other Remedies. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

8.8 Governing Law; Jurisdiction; Venue. EXCEPT AS OTHERWISE PROVIDED HEREIN, ALL QUESTIONS AND/OR DISPUTES CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY THE INTERNAL LAWS, AND NOT THE LAW OF CONFLICTS, OF THE STATE OF DELAWARE. THE PARTIES HERETO, HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREE TO BE SUBJECT TO, AND HEREBY CONSENT AND SUBMIT TO, THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND AGREE THAT ANY ACTION INVOLVING ANY EQUITABLE OR OTHER CLAIM SHALL BE BROUGHT EXCLUSIVELY IN THE STATE OF DELAWARE. IN THE EVENT THAT THE COURTS OF THE STATE OF DELAWARE DO NOT ACCEPT JURISDICTION OVER ANY SUCH ACTION, THE PARTIES HERETO, HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREE THAT ANY SUCH ACTION THEN SHALL BE BROUGHT EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE.

8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.10 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Parent shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which it is entitled at law or in equity.

8.11 Attorneys’ Fees. If any action or other proceeding relating to the enforcement of any provision of this Agreement is brought by any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs, and disbursements (in addition to any other relief to which the prevailing party may be entitled).

8.12 Waiver of Conflicts. Each party to this Agreement acknowledges that Goodwin Procter, counsel for Parent, has in the past performed and may continue to perform legal services for the Company in matters unrelated to the transactions described in this Agreement. Accordingly, each party to this Agreement hereby (a) acknowledges that they have had an opportunity to ask for information relevant to this disclosure; and (b) gives its informed consent to Goodwin Procter’s representation of the Company in such unrelated matters and to Goodwin Procter’s representation of Parent in connection with this Agreement and the transactions contemplated hereby.

8.13 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

ARTICLE 9

DEFINITIONS

9.1 For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly through one or more intermediaries controlling, controlled by or under common control with such other Person.

“AskAt” shall mean AskAt Inc., a company organized under the laws of Japan.

“Business Day” shall mean any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in New York, New York are permitted or required by Law to remain closed.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Capital Stock” shall mean all capital stock of the Company, whether or not issued or outstanding.

“Company Common Stock” shall mean shares of common stock, $0.001 par value per share, of the Company.

“Company Employee Plan” shall mean any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, bonus or incentive compensation, termination pay, deferred compensation, performance awards, stock or stock-related awards, retention or change of control bonus, fringe, retirement, death, disability or medical benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded (including each “employee benefit plan” within the meaning of Section 3(3) of ERISA) that is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Company Personnel, or with respect to which the Company or any ERISA Affiliate has or is reasonably expected to have any Liability.

“Company Intellectual Property” shall mean any and all Licensed Company Intellectual Property and Owned Company Intellectual Property.

“Company Material Adverse Effect” shall mean any change, event or effect that, individually or taken together with all other adverse changes, events or effects, is, or would reasonably be expected to be, materially adverse to (a) the business, assets (whether tangible or intangible), Liabilities, condition (financial or otherwise), operations, results of operations or capitalization of the Company, taken as a whole, or (b) the Company’s ability to consummate the transactions contemplated by this Agreement or to perform its obligations under this Agreement; provided, however, none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (i) any adverse effect to the extent attributable to the execution of this Agreement or the announcement or pendency of the Merger; (ii) any adverse effect that results from changes affecting the industries in which the Company participates (to the extent that such changes do not disproportionately adversely affect the Company as a whole compared to other firms in the industries in which the Company participates); (iii) changes in applicable legal requirements or GAAP after the date hereof; or (iv) any adverse effect that results from any act of God, any act of terrorism, war or other hostilities, any regional, national or international calamity or any other similar event.

“Company Options” shall mean Vested Options and Unvested Options.

“Company Personnel” shall mean any current or former Employee, consultant or director of the Company including, without limitation, all temporary employees, leased employees or other servants or agents employed or used with respect to the operation of the business of the Company.

“Company Restricted Stock Agreement” shall mean the Restricted Stock Agreement dated as of December 14, 2017 by and among the Company and the parties listed on Exhibit A thereto.

“Company Series A Preferred Stock” shall mean shares of Series A Preferred Stock, $0.001 par value per share, of the Company.

“Company Stockholders” shall mean the holders of outstanding shares of Company Capital Stock as of immediately prior to the Effective Time.

“Employee” shall mean any current or former employee of the Company.

“Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other Contract between the Company and any Company Personnel.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to a Person, any entity that is or would have ever been considered a single employer with such Person under Section 4001(b) of ERISA or part of the same “controlled group” as such Person for purposes of Section 302(d)(3) of ERISA.

“GAAP” shall mean United States generally accepted accounting principles, consistently applied.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

“Indebtedness” shall mean, with respect to any Person (a) all obligations of such Person for borrowed money, whether current or funded, secured or unsecured, (b) all obligations of such Person for the deferred purchase price of any property or services (other than trade accounts payable arising in the ordinary course of the business of such Person), (c) all obligations of such Person secured by a purchase money mortgage or other lien to secure all or part of the purchase price of property subject to such mortgage or lien, (d) all obligations under leases which shall have been or should be, in accordance with GAAP or other generally accepted accounting principles as applicable to such Person, recorded as capital leases in respect of which such Person is liable as lessee, (e) any obligation of such Person in respect of letters of credit or bankers’ acceptances, (f) any obligations secured by Liens on property acquired by such Person, whether or not such obligations were assumed by such Person at the time of acquisition of such property, (g) all obligations of a type referred to in clauses (a), (b), (c), (d), (e), or (f) above which is directly or indirectly guaranteed by such Person or which it has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a credit against loss, (h) any refinancings of any of the foregoing obligations, (i) any penalties or fees accrued under any of the foregoing, including those resulting from the prepayment or repayment of any of the foregoing obligations, and (j) all accrued interest payable on any of the foregoing obligations.

“Intellectual Property” shall mean any or all of the following: (a) inventions (whether patentable or not), invention disclosures, industrial designs, improvements, Trade Secrets, proprietary information, know how, technology, techniques, processes, technical data and customer lists, and all documentation relating to any of the foregoing; (b) business, technical and know-how information, non-public information, confidential information and rights to limit the use or disclosure thereof by any party; (c) works of authorship (including computer programs, in any form, including source code, object code, or executable code, and whether embodied in software, firmware or otherwise), architecture, artwork, logo images, documentation, files, records, databases and data collections, schematics, diagrams, application programming interfaces, user interfaces, algorithms, websites, verilog files, netlists, emulation and simulation reports, test vectors and hardware development tools; (d) processes, devices, prototypes, schematics, bread boards, net lists, test methodologies and hardware development tools; and (e) any similar or equivalent property of any of the foregoing.

“Intellectual Property Rights” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (a) patents and applications therefor and all reissues, re-examinations, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (b) copyrights, copyrights registrations and applications therefor, and all rights in works of authorship and other rights corresponding thereto throughout the world including moral and economic rights of authors and inventors, however denominated (“Copyrights”); (c) rights in industrial designs and any registrations and applications therefor throughout the world; (d) rights in trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), business, technical and know-how information, non-public information, and confidential information and rights to limit the use or disclosure thereof by any person; including rights in databases and data collections and all rights therein (“Trade Secrets”); (e) rights in mask works, mask work registrations and applications, and all other rights corresponding thereto throughout the world; and (f) any rights similar or equivalent to any of the foregoing.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” shall mean (i) with respect to the Company, the knowledge of Mark Manfredi and, in each case after due inquiry, and (ii) with respect to Parent, the knowledge Iain Dukes, in each case after due inquiry.

“Law” shall mean any law, statute, ordinance, rule, regulation, code, order, judgment, injunction, decree or other provision having the force or effect of law enacted, issued, promulgated, enforced or ordered by a Governmental Entity.

“Liability” shall mean, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“License Agreement” shall mean that certain License Agreement dated December 14, 2017 by and between the Company and AskAt.

“Licensed Company Intellectual Property” shall mean all Intellectual Property and Intellectual Property Rights licensed to the Company by third parties.

“Licensed Parent Intellectual Property” shall mean all Intellectual Property and Intellectual Property Rights licensed to Parent by third parties.

“Merger Shares” shall mean 6,818,179 shares of Parent Common Stock, and 33,181,818 shares of Parent Series A-1 Preferred Stock, in each case, issuable in accordance with Sections 1.6(a) and (c).

“Non-Dissenting Stockholder” shall mean each Company Stockholder that does not perfect such Company Stockholder’s appraisal or similar rights under the Delaware Law and is otherwise entitled to receive consideration pursuant to Section 1.6(a) hereof.

“Owned Company Intellectual Property” shall mean (a) all Intellectual Property and Intellectual Property Rights practiced by the Company’s development candidates; and (b) all other Intellectual Property and Intellectual Property Rights in which the Company has or purports to have an ownership interest of any nature, whether exclusively, jointly with another person, or otherwise.

“Owned Parent Intellectual Property” shall mean (a) all Intellectual Property and Intellectual Property Rights in Parent Products; and (b) all other Intellectual Property and Intellectual Property Rights in which Parent has or purports to have an ownership interest of any nature, whether exclusively, jointly with another person, or otherwise.

“Parent Charter Documents” shall mean Parent’s certificate of incorporation and its bylaws, both as amended and in effect.

“Parent Common Stock” shall mean the common stock, $0.001 par value per share, of Parent.

“Parent Employee Plan” shall mean any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, bonus or incentive compensation, termination pay, deferred compensation, performance awards, stock or stock-related awards, retention or change of control bonus, fringe, retirement, death, disability or medical benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded (including each “employee benefit plan” within the meaning of Section 3(3) of ERISA) that is or has been maintained, contributed to, or required to be contributed to, by Parent or any ERISA Affiliate for the benefit of any Parent Personnel, or with respect to which the Patent or any ERISA Affiliate has or is reasonably expected to have any Liability.

“Parent Intellectual Property” shall mean any and all Licensed Parent Intellectual Property and Owned Parent Intellectual Property.

“Parent Investors’ Rights Agreement” shall mean the Amended and Restated Investors’ Rights Agreement dated as of the Closing Date by and between Parent and the parties thereto.

“Parent Material Adverse Effect” shall mean any change, event or effect that, individually or taken together with all other adverse changes, events or effects, is, or would reasonably be expected to be, materially adverse to (a) the business, assets (whether tangible or intangible), Liabilities, condition (financial or otherwise), operations, results of operations or capitalization of Parent and its subsidiaries, taken as a whole, or (b) Parent’s ability to consummate the transactions contemplated by this Agreement or to perform its obligations under this Agreement; provided, however, none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect: (i) any adverse effect to the extent attributable to the execution of this Agreement or the announcement or pendency of the Merger; (ii) any adverse effect that results from changes affecting the industries in which Parent participates (to the extent that such changes do not disproportionately adversely affect Parent as a whole compared to other firms in the industries in which Parent participates); (iii) changes in applicable legal requirements or GAAP after the date hereof; or (iv) any adverse effect that results from any act of God, any act of terrorism, war or other hostilities, any regional, national or international calamity or any other similar event.

“Parent Options” shall mean all outstanding options, warrants and other rights to purchase or otherwise acquire Parent Common Stock.

“Parent Personnel” shall mean any current Employee, consultant or director of Parent including, without limitation, all temporary employees, leased employees or other servants or agents employed or used with respect to the operation of the business of Parent.

“Parent Restricted Stock Agreement” shall mean the Restricted Stock Agreement dated as of the Effective Time by and among Parent and the parties thereto.

“Parent Rights of First Refusal Agreement” shall mean the Amended and Restated Right of First Refusal and Co-Sale Agreement dated as of the Effective Time by and among Parent and the parties thereto.

“Parent Stockholders” shall mean the holders of outstanding shares of capital stock of Parent as of immediately prior to the Effective Time.

“Parent Voting Agreement” shall mean the Amended and Restated Voting Agreement dated as of the Closing Date by and among Parent and the parties thereto.

“Person” shall mean an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Entity, and including any successor, by merger or otherwise, of any of the foregoing.

“Tax” or, collectively, “Taxes” shall mean (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, abandoned and unclaimed and/or escheated property, capital stock, excise, stamp, severance, premium, environmental, profits and property taxes, as well as public imposts, fees and social security charges (including health, unemployment and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, whether disputed or not.

“Third-Party Expenses” shall mean, with respect to a given Person, obligations that (a) exist under such Person’s Contracts, (b) are expressly set forth in and identifiable by reference to the text of such Contracts and (c) are not required to be identified as liabilities in a balance sheet prepared in accordance with GAAP.

“Total Fully Diluted Shares” shall mean, as of the Effective Time, the sum (without duplication) obtained by adding: (a) the aggregate number of outstanding shares of Company Common Stock; plus (b) the aggregate number of shares of Company Common Stock that would be issuable upon the conversion of the outstanding shares of Company Series A Preferred Stock; plus (c) the aggregate number of shares of Company Capital Stock underlying all outstanding Company Options (whether or not then exercisable).

“Unvested Options” means, as of the Closing Date, all outstanding unvested options to purchase shares of the Company Common Stock.

“Vested Options” means, as of the Closing Date, all outstanding vested options to purchase shares of the Company Common Stock.

“Waiver” means that certain Waiver dated as of the Closing Date by and among the Company, AskAt and other parties thereto waiving certain obligations under the Company Restricted Stock Agreement and the License Agreement.

9.2 Each of the following defined terms has the meaning given such term in the Section set forth opposite such defined term:

Term	Section
Agreement	Preamble
Certificate of Merger	Section 1.2
Certificates	Section 1.8(b)
Closing	Section 1.2
Closing Date	Section 1.2
Company	Preamble
Company Charter Documents	Section 2.1

Term	Section
Company Interested Person	Section 2.13(a)
Company Financial Statements	Section 2.7(a)
Company Schedule of Exceptions	Preamble to Article 2
Confidential Information	Section 5.12(a)
Conflict	Section 2.5
Contract(s)	Section 2.5
Current Company Balance Sheet	Section 2.7(a)
Current Parent Balance Sheet	Section 3.5(a)
Delaware Law	Section 1.1
Disclosing Party	Section 5.12(a)
Dissenting Share Payments	Section 1.7(c)
Dissenting Shares	Section 1.7(a)
Effective Time	Section 1.2
End Date	Section 7.1(b)
Exchange Ratio	Section 1.6(a)(i)
Governmental Entity	Section 2.6
Liens	Section 2.9(a)(viii)
Merger	Recitals A
Merger Sub	Preamble
Outstanding Parent Options	Section 3.7(c)
Parent	Preamble
Parent 2016 Option Plan	Section 3.7(b)
Parent Financial Statements	Section 3.5(a)
Parent Interested Person	Section 3.13(a)
Parent Restated Charter	Section 6.3(d)
Parent Schedule of Exceptions	Preamble to Article 3
Parent Series A Preferred Stock	Section 3.7(a)
Parent Series A-1 Preferred Stock	Section 3.7(a)
Personal Information	Section 2.20
Receiving Party	Section 5.12(a)
Returns	Section 2.9(a)(i)
Specified Contract	Section 2.12
Spreadsheet	Section 5.8
Stockholder Consent	Recitals G
Stockholder Joinder Agreement	Recitals G
Stockholder Representative	Preamble
Surviving Corporation	Section 1.1
Transaction Documents	Section 5.12(a)

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Stockholder Representative have caused this Agreement to be signed, all as of the date first written above.

PARENT:

KYN THERAPEUTICS INC.,

By:	/s/ Mark Manfredi
Name: Mark Manfredi
Title: President and Chief Executive Officer

MERGER SUB:

ARRYS MERGER SUB, INC

By:	/s/ Mark Manfredi
Name: Mark Manfredi
Title: President

COMPANY:

ARRYS THERAPEUTICS, INC.

By:	/s/ Iain Dukes
Name: Iain Dukes
Title: President and Chief Executive Officer

STOCKHOLDER REPRESENTATIVE:

ORBIMED PRIVATE INVESTMENTS VI, LP

By:	/s/ Jonathan Silverstein
Name: Jonathan Silverstein
Title: Member

Schedule 1.6

Parent Stock

[***]

Schedule 6.2(e)

Third-Party Consents

[***]

Schedule 6.2(f)

Agreements to be Terminated

[***]

Schedule 6.2(g)

Agreements to be Amended

[***]